PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 68 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 2, 1996                                       Dated January 21, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES D
                    EQUITY LINKED NOTES DUE AUGUST 11, 1998


The Equity Linked Notes due August 11, 1998 (the "Notes") are Medium-Term Notes, Series D of Morgan Stanley Group Inc. (the "Company"), as further described herein and in the Prospectus Supplement under "Description of
Notes--Fixed Rate Notes" and      "--Notes Linked to Commodity Prices, Single
Securities, Baskets of Securities or Indices." The Notes are being issued in minimum denominations of LIT5,000,000 and will mature on August 11, 1998 (the "Maturity Date"). There will be no periodic payments of interest on the Notes. The Notes will not be redeemable by the Company in whole or in part prior to the Maturity Date other than under the circumstances described under "Description of Notes --Tax Redemption" in the accompanying Prospectus Supplement. The Notes will be issued only in bearer form, which form is further described under "Description of the Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form..

At maturity, the holder of each Note will receive the par amount of such Note (LIT5,000,000) ("Par") plus an amount (the "Supplemental Redemption Amount") based on the percentage increase, if any, in the Final Average Index Value (as defined herein) of the MIB 30 Index, as calculated by the Consiglio Di Borsa (the "Italian Stock Exchange Council"), over the Initial Index Value (as defined herein), as further described in this Pricing Supplement. The Supplemental Redemption Amount, if any, payable with respect to each Note at maturity will equal the product of (i) the par amount of such Note and (ii) a fraction, the numerator of which will be the Final Average Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Supplemental Redemption Amount cannot be less than zero. The Initial Index Value has been set to equal 18,322. The Final Average Index Value will equal the arithmetic average of the closing MIB 30 Index values on the 21st day of each month, for 18 months, commencing February 21, 1997 and ending July 21, 1998 (the "Determination Dates"), except in the case of certain Market Disruption Events (as defined herein). If the Final Average Index Value is equal to or less than the Initial Index Value, the holder of each Note will be repaid the par amount of such Note, but will not receive any Supplemental Redemption Amount.

For information as to the calculation of the Supplemental Redemption Amount, and certain tax consequences to beneficial owners of the Notes, see "Supplemental Redemption Amount," "Final Average Index Value," "Determination Dates" and "United States Federal Taxation" in this Pricing Supplement.

The Company will cause the "Supplemental Redemption Amount" to be determined by Morgan Stanley & Co. International Limited (the "Calculation Agent") for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

The Global Medium-Term Notes, Series D of the Company, including the Notes, have been listed on the London Stock Exchange.

An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS-5 through PS-7 herein.


(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.
                             MORGAN STANLEY & CO.
                                   International

Principal Amount........................LIT35,000,000,000

Maturity Date........................... August 11, 1998

Interest Rate........................... 0.00%

Specified Currency......................Italian Lire ("LIT")

Issue Price.............................99.25%

Settlement Date (Original Issue Date)...February 10, 1997

Common Code.............................7326009

ISIN....................................XS73260092

Book Entry Note or Certificated Note....Book Entry

Senior Note or Subordinated Note........Senior

Minimum Denominations................... LIT5,000,000

Trustee................................. The Chase Manhattan Bank

Maturity Redemption Amount.............. At maturity (including as a result of acceleration or otherwise), the holder of each Note will receive the par amount of such Note (LIT5,000,000) ("Par") plus the Supplemental Redemption Amount, if any.

Supplemental Redemption
Amount.................................. The Supplemental Redemption Amount,
                                    if any, payable with respect to each Note at maturity will be an amount equal to the product of (i) the par amount of such Note and (ii) a fraction, the numerator of which will be the Final Average Index Value less the Initial Index Value and the denominator of which will be the Initial Index Value. The Supplemental Redemption Amount will not be less than zero. The Supplemental Redemption Amount is described by the following formula:

            Par x (Final Average Index Value--Initial Index Value)
            ------------------------------------------------------
                            Initial Index Value

                                    The Company will cause the Calculation
                                    Agent to provide written notice to the
                                    Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Supplemental Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date. See "Discontinuance of the MIB 30 Index; Alteration of Method of Calculation" below.

                                    All percentages resulting from any
                                    calculation with respect to the Notes
                                    will be rounded to the nearest one
                                    hundred-thousandth of a percentage
                                    point, with five one-millionths of a
                                    percentage point rounded upwards (e.g.,
                                    9.876545% (or .09876545) would be
                                    rounded to 9.87655% (or .0987655)), and
                                    all dollar amounts used in or resulting
                                    from such calculation will be rounded
                                    to the nearest cent with one-half cent
                                    being rounded upwards.

Initial Index Value..................... The Initial Index Value is 18,322.

Final Average Index Value............... The Final Average Index Value will be the arithmetic average of the Index
                                    Closing Values (as defined below) on each of the Determination Dates, as determined by the Calculation Agent.


Index Closing Value..................... The Index Closing Value, as of any
                                    Determination Date, will equal the closing value of the MIB 30 Index or any Successor Index (as defined below) at the regular official weekday close of trading on such Determination Date. See "Discontinuance of the MIB 30 Index; Alteration of Method of Calculation."

                                    References herein to the MIB 30 Index will be deemed to include any Successor Index, unless the context requires otherwise.

Trading Day............................. A day on which trading is generally conducted (i) on the Italian Stock
                                    Exchange and (ii) on any exchange on which futures or options contracts related to the MIB 30 Index are traded, other than a day on which trading on such exchanges is scheduled to close prior to its regular weekday closing time, as determined by the Calculation Agent.

Determination Dates..................... The Determination Dates will be the
                                    21st day of each month, for 18 months,
                                    commencing February 21, 1997 and ending
                                    July 21, 1998 or, if any such date is not a Trading Day, the next succeeding Trading Day, unless there is a Market Disruption Event on any such Trading Day. If a Market Disruption Event occurs on any such Trading Day, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event will have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the scheduled Determination Days, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the MIB 30 Index on such fifth Trading Day in accordance with the formula for and method of calculating the MIB 30 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the MIB 30
                                    Index.

                                    In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will be equal to the par amount plus the Supplemental Redemption Amount determined as though each of the Determination Dates scheduled to occur on or after such date of acceleration were the date of acceleration.

Market Disruption Event................. "Market Disruption Event"  means, with respect to the MIB 30 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of 20% more of the securities included in the MIB 30 Index on the primary market for such securities for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the MIB 30 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                    For purposes of determining whether a
                                    Market Disruption Event has occurred:  (1)
                                    a limitation on the hours or number of
                                    days of trading will not constitute a
                                    Market Disruption Event if it results
                                    from an announced change in the regular
                                    business hours of the relevant exchange
                                    or market, (2) a decision to
                                    permanently discontinue trading in the
                                    relevant futures or options contract
                                    will not constitute a Market Disruption
                                    Event, (3) limitations on trading
                                    during significant market fluctuations
                                    of the kind exemplified in the United
                                    States by New York Stock Exchange Rule
                                    80A, as determined by the Calculation
                                    Agent, will constitute a Market
                                    Disruption Event, (4) a suspension of
                                    trading in a futures or options
                                    contract on the MIB 30 Index by the
                                    primary securities market related to
                                    such contract by reason of (x) a price
                                    change exceeding limits set by such
                                    exchange or market, (y) an imbalance of
                                    orders relating to such contracts or
                                    (z) a disparity in bid and ask quotes
                                    relating to such contracts will
                                    constitute a suspension or material
                                    limitation of trading in futures or
                                    options contracts related to the MIB 30
                                    Index and (5) an "absence of trading"
                                    on the primary market on which futures
                                    or options contracts related to the MIB
                                    30 Index are traded will not include
                                    any time when such market is itself
                                    closed for trading under ordinary
                                    circumstances.

Calculation Agent....................... Morgan Stanley & Co. International
                                    Limited  ("MSIL")

                                    All determinations made by the Calculation
                                    Agent will be at the sole discretion of
                                    the Calculation Agent and will, in the
                                    absence of manifest error, be conclusive for all purposes and binding on the Company and holders of the Notes.

                                    Because the Calculation Agent is an
                                    affiliate of the Company, potential
                                    conflicts of interest may exist between
                                    the Calculation Agent and the holders
                                    of the Notes, including with respect to
                                    certain determinations and judgments
                                    that the Calculation Agent must make in
                                    determining the Final Average Index
                                    Value or whether a Market Disruption
                                    Event has occurred.  See
                                    "Discontinuance of the MIB 30 Index;
                                    Alteration of Method of Calculation"
                                    below and "Market Disruption Event"
                                    above.  MSIL is obligated to carry out
                                    its duties and functions as Calculation
                                    Agent in good faith and using its
                                    reasonable judgment.

Risk Factors............................ An investment in the Notes entails significant risks not associated with
                                    similar investments in a conventional
                                    security, including the following.

                                    If the Final Average Index Value of the
                                    MIB 30 Index does not exceed the Initial
                                    Index Value, the holders of the Notes will receive only the par amount of each Note at maturity. Because the Final Average Index Value will be based upon an average of closing values of the MIB 30 Index on specified days (the Determination Dates) during eighteen successive months, a significant increase in the MIB 30 Index as measured on the Determination Date in the final month, or in any earlier month, may be substantially or entirely offset by the values of the MIB 30 Index on the Determination Dates in the other months.

                                    The Notes do not bear any periodic payment of interest. Because the Supplemental Redemption Amount may be equal to zero, the effective yield to maturity may be less than that which would be payable on a conventional fixed-rate debt security having the same maturity date as the Notes and issued by the Company on the Original Issue Date.

                                    The return of only the par amount of a
                                    Note at maturity will not compensate the holder for any opportunity cost implied by inflation and other factors relating to the time value of money. The percentage appreciation of the MIB 30 Index based on the Final Average Index Value over the Initial Index Value does not reflect the payment of dividends on the stocks underlying the MIB 30 Index. Therefore, in addition to the considerations regarding averaging discussed above, the yield to maturity based on the Final Average Index Value relative to the Initial Index Value will not be the same yield as would be produced if such underlying stocks were purchased and held for a similar period.

                                    There can be no assurance as to how the
                                    Notes will trade in the secondary market or whether such market would be liquid or illiquid. It is expected that the secondary market for the Notes will be affected by the creditworthiness of the Company and by a number of factors, including, but not limited to, the volatility of the MIB 30 Index, dividend rates on the stocks underlying the MIB 30 Index, the time remaining to the Determination Dates and to the maturity of the Notes and market interest rates. In addition, the Final Average Index Value depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The value of the Notes prior to maturity is expected to depend primarily on market interest rates and the extent of the appreciation, if any, of the Final Average Index Value over the Initial Index Value. If, however, the Notes are sold prior to maturity at a time when the MIB 30 Index exceeds the Initial Index Value, the sale price may be at a discount from the amount expected to be payable to the holder if such excess were to prevail on each of the Determination Dates because of the possible fluctuation of the MIB 30 Index between the time of such sale and the Determination Dates. The price at which a holder will be able to sell the Notes prior to maturity may be at a discount, which could be substantial, from the par amount thereof, if, at such time, the MIB 30 Index or the Final Average Index Value, if determined, is below, equal to or not sufficiently above the Initial Index Value.

                                    The historical MIB 30 Index values should not be taken as an indication of the future performance of the MIB 30 Index during the term of the Notes. While the trading prices of the stocks underlying the MIB 30 Index will determine the value of the MIB 30 Index, it is impossible to predict whether the value of the MIB 30 Index will rise or fall. Trading prices of the stocks underlying the MIB 30 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                    The policies of the Italian Stock Exchange
                                    Council concerning additions, deletions
                                    and substitutions of the stocks underlying the MIB 30 Index and the manner in which the Italian Stock Exchange Council takes account of certain changes affecting such underlying stocks may affect the value of the MIB 30 Index. The policies of the Italian Stock Exchange Council with respect to the calculation of the MIB 30 Index could also affect the value of the MIB 30 Index. The Italian Stock Exchange Council may discontinue or suspend calculation or dissemination of the MIB 30 Index. Any such actions could affect the value of the Notes.
                                    See "MIB 30 Index" and "Discontinuance
                                    of the MIB 30 Index;  Alteration of
                                    Method of Calculation" below.

                                    Because the Calculation Agent is an
                                    affiliate of the Company, potential
                                    conflicts of interest may exist between
                                    the Calculation Agent and the holders
                                    of the Notes, including with respect to
                                    certain determinations and judgments
                                    that the Calculation Agent must make in
                                    determining the Final Average Index
                                    Value or whether a Market Disruption
                                    Event has occurred.  See
                                    "Discontinuance of the MIB 30 Index;
                                    Alteration of Method of Calculation"
                                    below and "Market Disruption Event"
                                    above.  MSIL, as a registered broker-
                                    dealer, is required to maintain
                                    policies and procedures regarding the
                                    handling and use of confidential
                                    proprietary information, and such
                                    policies and procedures will be in
                                    effect throughout the term of the Notes
                                    to restrict the use of information
                                    relating to the calculation of the
                                    Final Average Index Value that the
                                    Calculation Agent may be required to
                                    make prior to its dissemination.  MSIL
                                    is obligated to carry out its duties
                                    and functions as Calculation Agent in
                                    good faith and using its reasonable
                                    judgment.


                                    If a bankruptcy proceeding is commenced in respect of the Company, the claim of a holder of a Note may, under Section 502(b)(2) of Title 11 of the United States Code, be limited to the par amount of such Note.

                                    It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                    Investors should also consider the tax
                                    consequences of investing in the Notes.
                                    See "United States Federal Taxation"
                                    below.


MIB 30 Index............................ The MIB 30 Index measures the performance of the 30 largest and most
                                    actively traded stocks listed on the
                                    Italian Stock Exchange.  The MIB 30 Index
                                    is calculated by the CED Borsa for the
                                    Italian Stock Exchange Council and is
                                    disseminated daily on Bloomberg Financial
                                    Markets, Reuters Limited and the Financial
                                    Times.  Publication of the MIB 30 Index
                                    began in 1993 based on an initial MIB 30
                                    Index value of 10,000 on December 31,
                                    1992.   Until October 14, 1994, the
                                    historical series of the MIB 30 Index was determined using the BCI Comit 30 Index methodology.

                                    The 30 stocks included in the MIB 30 Index
                                    (the "Underlying Securities") are selected twice a year based on the average market value and average trading volume of each Underlying Security over the preceding 6 months. In selecting the Underlying Securities, the Italian Stock Exchange Council identifies those companies with the highest market capitalization by evaluating the liquidity of each company relative to the liquidity of the market as a whole. As part of this selection process, a stock which, at the time of such selection, meets the average market value and average trading volume requirements may nonetheless be excluded from the MIB 30 Index if such stock (i) has not traded officially for a significant period of time, (ii) is not likely to meet all requirements for inclusion for the entire period before the next recomposition, (iii) has a ratio of average market value to average trading volume that exceeds 10,000 (i.e., stocks with a high market value and low trading volume) or (iv) is issued by the same company as an Underlying
                                    Security that is already included in
                                    the MIB 30 Index.  In addition, an
                                    Underlying Security may be excluded
                                    from the MIB 30 Index, other than on
                                    the yearly recomposition date, if there
                                    is a cancellation or suspension for
                                    more than 20 trading days of official
                                    trading in the Underlying Security, or
                                    any other event which makes it
                                    reasonably certain that the Underlying
                                    Security has lost liquidity or market
                                    value.  The five largest companies in
                                    the MIB 30 Index are Eni, Generali,
                                    Stet, Telecom Italia and Telecom Italia
                                    Mobile, which together represent
                                    approximately 55% of the index as a
                                    whole.  A current list of the 30
                                    Underlying Securities, as of September
                                    25, 1996, is set forth below:


                  Company                               Weight

Alleanza Assic..............................           2.4335 97%
Banca Commerical Italiana...................           2.019325%
Banca di Roma...............................           1.595594%
Banca Fideuram..............................           1.212606%
Benetton....................................           1.178246%
Cred. Italiano..............................           1.396244%
Edison......................................           2.114237%
Eni.........................................          21.701646%
Fiat........................................           5.181055%
Gemina......................................           0.747540%
Generali....................................          10.365373%
Ina.........................................           3.261667%
1st Banc. S. Paolo di Torino................           3.123217%
1st Mobiliare Italiano......................           2.720596%
Italgas.....................................           1.457174%
La Fondiaria................................            .790907%
Mediset.....................................           3.405870%
Mediobanca..................................           1.456426%
Mediolanum..................................            .899336%
Montedison..................................           1.337268%
Olivetti....................................            .737356%
Parmalat....................................           1.196772%
Pirelli.....................................           1.466557%
Ras.........................................           1.715628%
Rolo Banca..................................           1.912830%
Saipem......................................           1.099365%
Sirti.......................................            .763672%
Stet........................................           7.012850%
Telecom Italia Mobile.......................           7.614522%
Telecom Italia..............................           8.082524%

                                    Source: Italian Stock Exchange Council

                                    The MIB 30 Index is calculated by (i)
                                    multiplying, for each Underlying
                                    Security, the opening market price per
                                    share on the semi-annual selection day
                                    for the MIB 30 Index (the "Base Price")
                                    by the number of outstanding shares
                                    published in the Listino Ufficial of
                                    the Italian Stock Exchange three
                                    working days before such semi-annual
                                    selection day (the "Base Number of
                                    Shares"), (ii) multiplying, for each
                                    Underlying Security, the product
                                    obtained in (i) above by a ratio, the
                                    numerator of which is the current
                                    market price per share and the
                                    denominator of which is the Base Price,
                                    (iii) calculating the sum of the
                                    products obtained for each Underlying
                                    Security in (ii) above, (iv) dividing
                                    such sum by the aggregate market value
                                    of the Underlying Securities on such
                                    semi-annual selection day, represented
                                    by the sum of the products obtained by
                                    multiplying, for each Underlying
                                    Security, the Base Price by the Base
                                    Number of Shares and (v) multiplying
                                    the result by a Base Index of 10,000.
                                    At every semi-annual revision of the
                                    composition of the MIB 30 Index, the
                                    Italian Stock Exchange Council
                                    maintains the continuity of the MIB 30
                                    Index by chain-linking the last value
                                    of the old index with the first value
                                    of the index as revised.

                                    In the event of capital increases by
                                    issuers of the Underlying Securities,
                                    the calculation described above will
                                    apply an adjustment coefficient, as
                                    described below, to the Base Price of
                                    the affected Underlying Security.  Upon
                                    such an event, a theoretical adjusted
                                    price per share will be determined for
                                    the affected Underlying Security
                                    according to the rules of financial
                                    parity established by the Italian
                                    Association of Financial Analysts.  The
                                    adjustment coefficient will be
                                    determined as the ratio of the
                                    theoretical adjusted price per share
                                    and the market price per share on the
                                    day preceding the capital increase.
                                    The Base Price will then be multiplied
                                    by the adjustment coefficient to
                                    produce an adjusted base price, which
                                    will then replace the Base Price in the
                                    calculation described above.  In
                                    addition, because the MIB 30 Index, is
                                    a fixed weight index during the periods
                                    between the dates of selection, the
                                    adjustment to the Base Price is
                                    balanced by a corresponding adjustment
                                    to the Base Number of Shares.  The Base
                                    Number of Shares will be multiplied by
                                    the reciprocal of the adjustment
                                    coefficient to produce the adjusted
                                    base number of shares, which will then
                                    replace the Base Number of Shares in
                                    the calculation described above.

Discontinuance of the MIB 30 Index;
Alteration of Method of Calculation........... If the Italian Stock Exchange
                                    Council discontinues publication of the
                                    MIB 30 Index and the Italian Stock
                                    Exchange Council or another entity
                                    publishes a successor or substitute
                                    index that the Calculation Agent
                                    determines, in its sole discretion, to
                                    be comparable to the discontinued MIB
                                    30 Index (such index being referred to
                                    herein as a "Successor Index"), then
                                    the relevant Index Closing Value will
                                    be determined by reference to the value
                                    of such Successor Index at the close of
                                    trading on the Italian Stock Exchange
                                    or the relevant exchange or market for
                                    the Successor Index on the
                                    Determination Dates.

                                    Upon any selection by the Calculation
                                    Agent of a Successor Index, the
                                    Calculation Agent will cause written
                                    notice thereof to be furnished to the
                                    Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                    If the Italian Stock Exchange Council
                                    discontinues publication of the MIB 30
                                    Index prior to, and such discontinuance is continuing on, any of the Determination Dates and the Calculation Agent determines that no Successor Index is available at such time, then on each Determination Date until the earlier to occur of (i) the Determination Date scheduled to occur on July 21, 1998 and (ii) a determination by the Calculation Agent that a Successor Index is available, the Calculation Agent will determine the Index Closing Value that would be used in computing the Supplemental Redemption Amount on each Determination Date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the MIB 30 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Determination Date of each security most recently comprising the MIB 30 Index. The Calculation Agent will cause notice of each such Index Closing Value to be provided to the holders of the Notes on each succeeding Determination
                                    Date until and including July 21, 1998
                                    (unless a Successor Index is prior thereto determined to be available).
                                    Notwithstanding these alternative
                                    arrangements, discontinuance of the
                                    publication of the MIB 30 Index may
                                    adversely affect the value of the Notes.

                                    If at any time the method of
                                    calculating the MIB 30 Index or a
                                    Successor Index, or the value thereof,
                                    is changed in a material respect, or if
                                    the MIB 30 Index or a Successor Index
                                    is in any other way modified so that
                                    such index does not, in the opinion of
                                    the Calculation Agent, fairly represent
                                    the value of the MIB 30 Index or such
                                    Successor Index had such changes or
                                    modifications not been made, then, from
                                    and after such time, the Calculation
                                    Agent will, at the close of business in
                                    London on each Determination Date on
                                    which an Index Closing Value is to be
                                    calculated, make such calculations and
                                    adjustments as, in the good faith
                                    judgment of the Calculation Agent, may
                                    be necessary in order to arrive at a
                                    value of a stock index comparable to
                                    the MIB 30 Index or such Successor
                                    Index, as the case may be, as if such
                                    changes or modifications had not been
                                    made, and calculate the Supplemental
                                    Redemption Amount with reference to the
                                    MIB 30 Index or such Successor Index,
                                    as adjusted.  Accordingly, if the
                                    method of calculating the MIB 30 Index
                                    or a Successor Index is modified so
                                    that the value of such index is a
                                    fraction of what it would have been if
                                    it had not been modified (e.g., due to
                                    a split in the index), then the
                                    Calculation Agent will adjust such
                                    index in order to arrive at a value of
                                    the MIB 30 Index or such Successor
                                    Index as if it had not been modified
                                    (e.g., as if such split had not
                                    occurred).

Public Information............................ All disclosure contained in this Pricing Supplement regarding the MIB
                                    30 Index, including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Italian Stock Exchange Council.

Historical Information........................ The following table sets forth the high and low daily closing values, as well as end-of-quarter closing values, of the MIB 30 Index for each quarter in the period from January 1, 1993 through January 21, 1997. The historical values of the MIB 30 Index should not be taken as an indication of future performance, and no assurance can be given that the MIB 30 Index will increase sufficiently to cause the holders of the Notes to receive any Supplemental Redemption Amount.


                                       Daily Index Closing Values
                                    ----------------------------------
                                                                Period
                                     High           Low           End
1993                                 ----           ---         ------
               1st Quarter          12,354        10,000        10,000
               2nd Quarter          12,967        10,784        10,915
               3rd Quarter          15,089        12,571        12,628
               4th Quarter          14,606        12,015        14,135
1994
               1st Quarter          16,847        13,793        14,697
               2nd Quarter          18,836        15,366        17,120
               3rd Quarter          17,100        14,908        15,670
               4th Quarter          15,498        13,164        15,498
1995
               1st Quarter          15,847        13,481        14,656
               2nd Quarter          15,669        13,661        13,661
               3rd Quarter          15,895        14,389        14,389
               4th Quarter          14,531        13,094        14,531
1996
               1st Quarter          15,144        13,397        14,132
               2nd Quarter          15,985        13,600        13,600
               3rd Quarter          15,836        13,767        15,664
               4th Quarter          15,791        14,399        15,172
1997
      1st Quarter (through
         January 21, 1997)          18,485        15,574        15,697


                                    Source: DataStream

Use of Proceeds and Hedging................... The net proceeds to be received by the Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes, including hedging market risks associated with the Supplemental Redemption Amount. Such hedging may involve the purchase or sale of exchange traded or over the counter options on the MIB 30 Index or individual stocks included in the MIB 30 Index, futures contracts on the MIB 30 Index and options on such futures contracts. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling such instruments and any other instruments that it may wish to use in connection with such hedging. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement............................. The Italian Stock Exchange
                                    Council and MSIL have entered into a
                                    non-exclusive license agreement
                                    providing for the license to MSIL, in
                                    exchange for a fee, of the right to use
                                    the MIB 30 Index, which is owned and
                                    published by the Italian Stock Exchange
                                    Council, in connection with certain
                                    securities, including the Notes.  The
                                    Company, the Calculation Agent and the
                                    Trustee disclaim all responsibility for
                                    the calculation or other maintenance of
                                    or any adjustments to the MIB 30 Index.
                                    In addition, the Italian Stock Exchange
                                    Council has no relationship to the
                                    Company or the Notes; it does not
                                    sponsor, endorse, authorize, sell or
                                    promote the Notes, and has no
                                    obligation or liability in connection
                                    with the administration, marketing or
                                    trading of the Notes or with the
                                    calculation of the Index Closing Values
                                    for any Determination Date or the
                                    Supplemental Redemption Amount.

United States Federal Taxation................ The following discussion is based on the opinion of Davis Polk &
                                    Wardwell, special tax counsel to the
                                    Company.  This discussion supplements the
                                    "United States Federal Taxation--Foreign
                                    Holders" section in the accompanying
                                    Prospectus Supplement and should be read in conjunction therewith. Any limitations on disclosure and any defined terms contained therein are equally applicable to the summary below.

                                    The Notes will be treated as debt of the Company for United States federal income tax purposes. Accordingly, a Foreign Holder will generally not be subject to United States federal income tax, including withholding tax, or estate tax with regard to a Note, if the other requirements for exemption from tax listed under "Income Taxes" and "Estate Taxes" in the United States Federal Taxation--Foreign Holders" section in the accompanying Prospectus Supplement are met.